Exhibit 99.1
PRESS RELEASE

Cyren Successfully Completes Sale of its Legacy Secure Email Gateway Business

McLean, VA – August 3, 2022 / Cyren Ltd. (NASDAQ: CYRN), a provider of next-generation email protection and embedded threat detection solutions, today announced that it has completed the previously announced divestment of its legacy secure email gateway business to Content Services Group GmbH for €10,000,000 of gross cash proceeds. The sale will enable Cyren to focus on its core business and strategic growth opportunities to deliver more value to both its customers and shareholders.

“This divestment will improve our balance sheet and allow Cyren to focus on products and market opportunities that will best help us grow our revenues" said Brett Jackson, Cyren’s Chief Executive Officer. “We will concentrate on continuing to build momentum with our enterprise anti-phishing product, Cyren Inbox Security, as well growing our core threat detection business."

About Cyren
Cyren (NASDAQ: CYRN) protects more than a 1 billion users around the world from sophisticated and emerging email-, malware-, and web-based cyber-attacks every day. Our embedded threat detection, threat intelligence and inbox security solutions help enterprises, service providers, and technology companies prevent breaches and eliminate countless hours of incident response. Learn more at www.cyren.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect," "plan," "estimate," "anticipate," or "believe" are forward-looking statements, including statements regarding expectations that Cyren Inbox Security will be the key driver of future growth, expectations regarding developing a high-growth enterprise revenue stream that will materially contribute to Cyren's results and expectations regarding our products, including Cyren Inbox Security. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including our ability to continue as a going concern, our ability to execute our business strategy, including our sales and business development plans, our ability to timely and successfully enhance and improve our existing solutions and introduce new solutions, the commercial success of such enhancements and new solutions, including Cyren Inbox Security, lack of demand for our solutions, including as a result of actual or perceived decreases in levels of advanced cyber attacks, our ability to manage our cost structure, avoid unanticipated liabilities and achieve profitability, our ability to grow our revenues, including the ability of existing solutions to drive sufficient revenue, our ability to attract new customers and increase revenue from existing customers, market acceptance of our existing and new product offerings, our continued listing on NASDAQ, business conditions and growth or deterioration in the internet security market, technological developments, products offered by competitors, availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the company's publicly filed reports, which are available through www.sec.gov.

Investor Contact
Brian Dunn
Cyren
+1.703.760.3116